UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 17, 2007
ATOMIC GUPPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-31757	98-0233452

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Leigh M. Rothschild, 19333 Collins Avenue, Penthouse # 2501
Sunny Isles Beach, Florida 33160

(Address of principal executive offices)
Registrant’s telephone number, including area code: (954) 206-7798
c/o David A. Carter, P.A.
One Lincoln Place, 1900 Glades Road, Suite 401, Boca Raton, FL 33431

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
     On August 17, 2007 (the “Signing Date”), Atomic Guppy, Inc. (the “Company”) entered into an Equity Contribution Agreement (“Contribution Agreement”) with Yabbly, LLC (“Yabbly”), a Florida limited liability company, and its parent company, Yabbly Holdings, LLC (“YHI”). Pursuant to the Contribution Agreement, the Company (i) issued toYHI 150,000 shares of its common stock (the “Signing Shares”), (ii) agreed to contribute to Yabbly at closing 976,921 shares of the Company’s common stock (the “Closing Shares”) in exchange for 6.9375% of the membership interests in Yabbly outstanding as of the Signing Date and (iii) issued to YHI warrants (the “Warrants”) to purchase an aggregate of 993,924 shares of the Company’s common stock at an exercise price of $1.72 per share, which Warrants will become exercisable in the event that the Contribution Agreement closes and Land Shark Holdings, LLC, an affiliate of Yabbly and YHI (the “Developer”) develops certain software and provides related services to the Company pursuant to a Development Agreement executed between the Company and the Developer on the Signing Date (the “Development Agreement”). In the event that the Warrants become exercisable and YHI exercises the Warrants, Yabbly is obligated to issue to the Company additional equity in Yabbly in the form of profits interests.
     The closing of the Contribution Agreement is conditioned, among other things, on whether the Company and the Developer agree on specifications for the software development and testing project that is the subject of the Development Agreement. In addition, the Company will separately offer up to 130 units, each unit consisting of 10,000 shares of the Company’s common stock and warrants to purchase 5,000 shares of the Company’s common stock in a private placement transaction pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Private Placement”). Either the Company or Yabbly may terminate the Contribution Agreement prior to closing if the share price of the Company’s common stock sold in the Private Placement is less than $1.75 per share or in the event that the gross proceeds received by the Company in the Private Placement are less than $3,000,000 (prior to deducting commissions and other costs related to the Private Placement). Although the Company’s obligation to issue the Closing Shares and YHI’s ability to exercise the Warrants would terminate if the Contribution Agreement were terminated, YHI would be entitled to retain the Signing Shares.
     Upon the closing of the Contribution Agreement, Mr. Adam Bauman will be appointed as a member of the board of directors of Yabbly, and Mr. Michael Egan, the controlling shareholder of YHI, will be appointed chairman of the Company’s Advisory Board. Furthermore, in the event Mr. Egan joins the Company’s Board of Directors within six (6) months following the closing of the Contribution Agreement, the Company will be required to issue to YHI or its designee 732,500 shares of the Company’s common stock.
     This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy units or any other securities of the Company, whether under the terms of the Private Placement or otherwise. Offers and sales of the Company’s units will only be made in private placement transactions exempt from the registration requirements of the Securities Act and applicable state securities laws on the terms and subject to the conditions of the Private Placement.
Item 9.01. Financial Statements and Exhibits.
(d)

Exhibit No.	Description

99.1	Press Release of the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 22, 2007	ATOMIC GUPPY, INC.
	By:	/s/ Adam Bauman
Adam Bauman
Chief Executive Officer, President and Director

3